Exhibit 21
SUBSIDIARIES
Intervoice Ltd., a company incorporated in the United Kingdom.
Brite Voice Systems, Inc., a company incorporated in the State of Kansas.
Intervoice GP, Inc., a company incorporated in the State of Nevada.
Intervoice LP, Inc., a company incorporated in the State of Nevada.
Edify Corporation, a company incorporated in the State of Delaware.
Edify Holding Corporation, a company incorporated in the State of Delaware.
Edify EMEA Limited, a company incorporated in the United Kingdom.
Edify Ireland Limited, a company incorporated in Ireland.